Exhibit H-2

Retention of Non-Utility Subsidiaries

     The following is a description of the specific bases under which the non-utility investments of RGS may be retained in the post-Merger Energy East holding company system:

A.     BROKERING AND MARKETING OF ENERGY COMMODITIES:

     The business activities of the following company are energy-related activities within the meaning of Rule 58(b)(1)(v), involving "the brokering and marketing of energy commodities, including but not limited to electricity or natural or manufactured gas or other combustible fuels." See also Exelon Corp., HCAR No. 27256 (Oct. 19, 2000); SEI Holdings, Inc., HCAR No. 26581 (Sept. 26, 1996); Northeast Utilities, HCAR No. 26654 (Aug. 13, 1996): UNITIL Corp., HCAR No. 26257 (May 31, 1996); New England Electric System, HCAR No. 26520 (May 23, 1996). Accordingly, the following company is retainable under Section 11(b)(1) of the Act:

1.     Energetix, Inc. ("Energetix"), a wholly-owned subsidiary of RGS, offers electricity and natural gas services to retail customers throughout New York State. Energetix has authorization from the FERC to engage in sales for resale of electricity at market-based rates,1 and is a customer of NYISO. Energetix owns no generation, transmission or distribution facilities.

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1     Rochester Gas & Electric Corp., 80 F.E.R.C. Paragraph 61,284 (1997).

B.       INSURANCE:

     The Commission has approved retention of captive insurance companies by registered holding companies. See, e.g., NiSource Inc., HCAR No. 27263 (Oct. 30, 2000); Exelon Corp., HCAR No. 27256 (Oct. 19, 2000); Connectiv Inc., HCAR No. 27135 (Feb. 10, 2000). Thus, the following affiliation is permissible under Commission precedent:

1.     RG&E is a member of the Nuclear Electric Insurance Limited (NEIL). RG&E's policyholder insurance record account balance, which represents a portion of policyholder surplus at NEIL, was $38,736,362 at December 31, 2003. The account balance does not represent an ownership or property interest in NEIL, as it could be reduced to zero by NEIL's loss experience. Also, the account balance is not an asset and cannot be transferred or used as collateral for loan or other financial arrangements.